OUR REF	YOUR REF	DATE
DJB\62957057.3		4 August 2023
Trinseo PLC Riverside One, Sir John Rogerson’s Quay Dublin 2 Ireland

Trinseo PLC (the “Company”)

Dear Sirs,

1.	Basis of Opinion
1.1

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland under registered number 562693, in connection with the proposed registration by the Company, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or around the date hereof under the Securities Act of 1933, as amended, for the registration of additional 1,400,000 additional ordinary shares in the capital of the Company with a nominal value of USD 0.01 each (the “Ordinary Shares”) that are proposed to be issued under the Trinseo PLC Amended and Restated 2014 Omnibus Incentive Plan approved by the Company’s general meeting of shareholders on 14 June 2023 (the “Annual Shareholders General Meeting”) and attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on 16 June 2023 (the “Plan”).

1.2

This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. It is also given on the basis that it is governed by and is to be construed in accordance with the laws of Ireland. We have made no investigations of and express no opinion as to the laws of any other jurisdiction or the effect thereof. This Opinion speaks only as of its date and we assume no obligation to notify you of any future changes in law, which may affect this Opinion in any respect.

1.3	This Opinion is strictly confined to the matters stated herein and is not to be read as extending by implication or otherwise to any other matter.
1.4

In giving this Opinion, we have examined the documents and searches listed in the Schedule. We have also reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

2.	Assumptions
2.1

For the purpose of giving this Opinion, we have assumed the following (without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption):

(a)	the truth, accuracy and completeness of the contents of such documents and searches reviewed by us and of any certificates of officers of the Company and/or of public officials reviewed by us;
(b)

the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents sent to or reviewed by us by email in pdf or other electronic format and the authenticity of the originals of such documents;

(c)

that the copies of minutes of meetings and/or of resolutions reviewed by us correctly record the proceedings at such meetings and the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

(d)	that the memorandum and articles of association of the Company reviewed by us are the current memorandum and articles of association, are up to date and have not been amended or superseded;
(e)

the accuracy and completeness of the information disclosed in the searches referred to in the schedule and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin – the central official registry for Irish-incorporated companies - do not necessarily reveal whether or not a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to a company;

(f)

that as of today’s date and at each time Ordinary Shares are issued none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied nor the memorandum and articles of association of the Company have been varied, amended or revoked in any respect or have expired, and that the Ordinary Shares will be issued in accordance with such resolutions and authorities, the memorandum and articles of association of the Company and the terms of the Plan;

(g)	that at each time Ordinary Shares will be issued, the Company will then have sufficient authorised but unissued share capital to allow for the issue of such Ordinary Shares;
(h)	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law;
(i)	that the Registration Statement becomes and remains effective;
(j)

that the Company will receive consideration equal to the aggregate of the nominal value and any premium required to be paid up on the Ordinary Shares issued pursuant to awards under the Plan and that such consideration will be in cash and/or otherwise provided in accordance with Irish law;

(k)

where treasury shares are being re-issued, the maximum and minimum prices of re-issue shall have been determined in advance at a general meeting of the Company (or by written resolution passed in lieu thereof) in accordance with the requirements of section 1078 of the Companies Act;

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(l)

that there are no facts or circumstances which are not apparent from the face of the documents listed in the Schedule, and no documents other than those referred to in this Opinion or other arrangements, that could affect the opinions expressed in this Opinion; and

(m)

that insofar as any obligation under the Plan is performed in, or is otherwise subject to, any jurisdiction other than Ireland, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction.

3.	Opinion

Subject to the foregoing we are of the opinion that, upon issuance in accordance with the Plan and the Registration Statement, the Ordinary Shares will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

We hereby consent to the inclusion of this Opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ McCann FitzGerald LLP

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Schedule

1.	a copy of the Plan;
2.	a certificate executed by a director of the Company dated 4 August 2023 and the documents attached thereto; and
3.

the results of searches made by independent law searchers on our behalf against the Company on 4 August 2023 in the Irish Companies Registration Office and in the Petitions Section and Judgments Office of the Central Office of the Irish High Court in Dublin.

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